Filed Pursuant to Rule 424(b)(3)
Registration No. 333-136856

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 23, 2006)

LIBERTY MEDIA CORPORATION

3,073,232 Shares

of

Liberty Interactive Series A Common Stock

This prospectus supplement supplements the prospectus dated August 23, 2006 of Liberty Media Corporation, relating to 3,073,232 shares of Liberty Interactive Series A common stock, par value $.01 per share, which may be sold from time to time by the selling stockholders named therein and in any prospectus supplement.  You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Liberty Interactive Series A common stock is listed on the Nasdaq Global Select Market under the symbol “LINTA.”  On August 14, 2007, the closing sale price of Liberty Interactive Series A common stock on the Nasdaq was $19.04 per share.

Investing in our securities involves risks.  You should carefully consider the matters described under the caption “Risk Factors” beginning on page 1 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The following table replaces in its entirety the selling stockholder table included in the prospectus (as it may have been supplemented from time to time) and sets forth information with respect to each selling stockholder, the number of shares of Liberty Interactive Series A common stock owned by such selling stockholder and the number of shares of Liberty Interactive Series A common stock owned by such selling stockholder that may be sold pursuant to the prospectus.  The shares of Liberty Interactive Interactive Series A common stock included in the table include shares issued at the time of the Merger and the shares issued in respect of the earnout payment.  Because each selling stockholder may sell all or some of such stockholder’s shares of Liberty Interactive Series A common stock from time to time under this prospectus and the selling stockholders may have sold some of such stockholder’s shares of Liberty Interactive Series A common stock prior to the date of this prospectus supplement, no estimate can be given at this time as to the number of shares of Liberty Interactive Series A common stock that will be held by a particular selling stockholder following any particular sale of Liberty Interactive Series A common stock by such selling stockholder.  Changes in the information concerning the selling stockholders will be set forth in supplements to the prospectus when and if necessary.  As of July 31, 2007, there were 602,175,656 shares of Liberty Interactive Series A common stock outstanding.

Name	Number of shares of Liberty Interactive Series A common stock beneficially owned prior to offering(1)		Number of shares of Liberty Interactive Series A common stock that may be sold(1)	Percentage of outstanding shares of Liberty Interactive Series A common stock
Banc One Stonehenge Capital Fund Wisconsin, LLC(2)	115,084		115,084	*
Donald L. Bennett(3)	25,246		25,246	*
Caryn Blanc	9,242		9,242	*
Anthony Boldin	3,170		3,170	*
P. Scott Browne	103,082		103,082	*
John Campbell	61,783		61,783	*
David L. Croft(3)	694		694	*
Mark Gambill	16,170		16,170	*
Jalem M. Getz(3)	466,142	(4)	411,742	*
Grace Matthews Equities, LLC	9,244		9,244	*
Daniel Haight(3)	52,323		52,323	*
Hay Family Trust	1,082		1,082	*
CarGo, Inc.	3,058		3,058	*
Sean Hayes(3)	5,723		5,723	*
Terrence R. Wall Revocable Trust U/A/D 10/27/92	5,107		5,107	*
Helen F. Wall Revocable Trust U/A/D 8/26/96	25,539		25,539	*
Carl Herwig(3)	874		874	*
Julianne Hlavka(3)	2,328		2,328	*
Jay Hofkamp(3)	1,832		1,832	*
Linda B. Horwitz	5,083		5,083	*
Scott A. Jorgensen	10,289		10,289	*
Margaret Karam	31,978		31,978	*
Michael J. Katarincic	23,151		23,151	*
Charles W. Kearns	44,784		44,784	*
Richard Lane	18,496		18,496	*
Larry McGrath Family Trust UTD 3/13/86	8,734		8,734	*
Christa Lewis Getz(3)	8,028		8,028	*
Jon M. Majdoch	69,036		69,036	*
Joseph A. Mantoan	24,493		24,493	*
George Mosher	86,520		86,520	*
John Nelson	5,229		5,229	*
Puccinelli Revocable Trust U/A/D 11/5/93	50,837		50,837	*
Puccinelli Family Trust, as the sole and separate property of Robert Puccinelli	7,261		7,261	*
Phil Ruble and Mimi Simmons, Trustees of the Phil Ruble and Mimi Simmons Revocable Trust, u/a dated March 30, 1999, as community property of Phil Ruble and Mimi Simmons	10,893		10,893	*
Rusinow Family Charitable Foundation	10,990		10,990	*
Rusinow Family Revocable Trust dated 12/23/99	758,644		758,644	*
Jeffrey Rusinow	211,329		211,329	*
S&T Associates, LLC	50,837		50,837	*
James Thomas Schmidt(3)	3,200		3,200	*
Curtis Sigretto	5,168		5,168	*

Robert W. Baird & Co. Inc. TTEE, FBO Peter Slocum IRA	15,320	15,320	*
Peter A. Slocum	7,658	7,658	*
David A. Slosky	1,076	1,076	*
Royal Taxman	1,076	1,076	*
TS Investments, LLP	286	286	*
John W. Standen and Mark G. Standen, Joint Tenants	5,083	5,083	*
Timothy P. Reiland Living Trust	1,100	1,100	*
James G. Topetzes	47,089	47,089	*
William Kent Velde	1,388	1,388	*
Dorothy Voigt(3)	1,944	1,944	*
W. Lowell and Diane S. Robertson Family Living Trust 9/25/1997	21,639	21,639	*
W. Lowell and Diane S. Robertson Family Foundation	9,150	9,150
Wilshire Investors, LLC	143,730	143,730	*
Bruce C. Wilson, MD	11,786	11,786	*
California Costume Collections, Inc.	14,425	14,425	*
	2,635,453	2,581,053	*

*                    Less than 1%.

(1)             The above table includes shares of Liberty Interactive Series A common stock that were held in an escrow account to secure indemnification obligations in favor of our company pursuant to the Merger Agreement and shares of Liberty Interactive Series A common stock issued pursuant to the earnout payment.

(2)             The selling stockholder is an affiliate of a registered broker-dealer.

(3)             This individual is a current employee of BuySeasons, Inc., an indirect, wholly-owned subsidiary of ours.

(4)             54,400 of the shares of Liberty Interactive Series A common stock issued to Mr. Getz in the Merger are subject to a Restricted Stock Award Agreement, pursuant to which such shares will be subject to forfeiture based on certain employment related conditions.  One-third of such restricted shares vest and shall no longer be subject to forfeiture on each of December 31, 2007, 2008 and 2009.  These shares are not offered pursuant to this prospectus.

The date of this Prospectus Supplement is August 15, 2007